Exhibit 99.1

Company Contact: James S. Scully Chief Administrative Officer and Chief Financial Officer (212) 209-8040 Investor Contact: Allison Malkin/Joe Teklits ICR, Inc. (203) 682-8200

STEPHEN J. SQUERI APPOINTED TO THE J.CREW BOARD OF DIRECTORS

New York, NY – July 22, 2010 – J. Crew Group, Inc. (the “Company”) [NYSE:JCG] today announced that Stephen J. Squeri had been appointed to its Board of Directors, effective September 15, 2010.

Mr. Squeri, 51, is group president of global services and chief information officer at American Express Company since 2009. Mr. Squeri joined American Express in 1985 and has held various senior positions since then, including executive vice president and chief information officer from 2005 to 2009, president of the Global Commercial Card division from 2002 to 2005 and president of Establishment Services Canada and the United States from 2000 to 2001. Prior to joining American Express, Mr. Squeri was a management consultant at Arthur Andersen and Company from 1981 to 1985.

Millard Drexler, J.Crew’s Chairman and CEO said, “We are pleased to welcome Steve to our Board. His experience with information technology and international business makes him a great fit for our Board of Directors and for J.Crew.”

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of July 13, 2010, the Company operates 245 retail stores (including 219 J.Crew retail stores, 9 crewcuts and 17 Madewell stores), the J. Crew catalog business, jcrew.com, madewell.com, and 81 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.